Exhibit 99.1

Morris Capital Management, LLC
1200 Mountain Creek Road, Suite 220
Chattanooga, TN  37405
423-870-0800
423-870-0805 facsimile

Ralph E. Coffman, Jr.
First Security Group, Inc.
531 Broad Street
Chattanooga, TN  37402

Cc:	Don Aho, Esq.
Hand Delivery to each

Dear Ralph,

Please accept my letter of resignation from the Board of FSG Bank and the holding company.

It has become apparent to me in the last few weeks that as lead director I need to be spending ‘hands on’ time with executive management several days a week. As my wife and I spend the winter in Florida, I cannot spend this time.

When I became a board member recently, I planned to fly home in the winter to each board meeting, but as lead director I cannot be in Chattanooga enough in the winter.

It has been a pleasure meeting and working with the other directors and the bank personnel.

Please notify the other directors and management personnel as you determine appropriate.

Regards,

/s/ Tim T. Morris

Tim T. Morris